Exhibit 99.1

WATERSTONE FINANCIAL, INC.
WATERSTONE BANK
11200 W. PLANK CT.
WAUWATOSA, WI 53226
Contact:
Mark R. Gerke
Chief Financial Officer
414.459.4012
markgerke@wsbonline.com

FOR IMMEDIATE RELEASE

WATERSTONE FINANCIAL, INC. ANNOUNCEMENTS APPOINTMENT OF NEW PRESIDENT AND OFFICERS

Wauwatosa, Wis. — 01/25/22  —  Waterstone Financial, Inc. (NASDAQ: WSBF) announced that on January 24, 2022, William Bruss was elected President of the Company and its wholly owned subsidiary WaterStone Bank SSB (the “Bank”).  Douglas Gordon will continue to lead both the Company and the Bank as Chief Executive Officer, a role he has served since 2007.  The Company further announced that Julie Glynn and Ryan Gordon were each elected Executive Vice Presidents of the Company and the Bank, joining Chief Financial Officer Mark Gerke in that capacity.  “The promotions of Bill, Julie and Ryan exhibits the strength and depth of the management team at Waterstone Financial,” said CEO Doug Gordon. “Their experience and expertise will continue to lead us in our strategic initiatives.”

Bruss began as the Bank’s in-house counsel in 1997 and has served as Executive Vice President, COO and Secretary of the Company and the Bank since 2013 with management responsibility for the Bank’s legal, operational and support areas; Bruss chairs the Bank’s Executive Committee and is a member of the Bank’s Officers’ Loan Committee and the board of directors of Waterstone Mortgage Corporation.  Glynn joined the Bank in 2018 with over 30 years of retail banking leadership experience and steers the Bank’ retail banking initiatives as its Chief Retail Officer; Glynn is also a member of the Bank’s Executive and Asset/Liability Committees.  Ryan Gordon began his career with the Bank in 2008 with a focus on credit administration and was named the Bank’s Chief Credit Officer in 2018; Gordon also serves as chair of the Bank’s Officers’ Loan Committee and is a member of its Executive Committee and the board of directors of Waterstone Mortgage Corporation.

About Waterstone Financial, Inc:

Waterstone Financial, Inc. is the savings and loan holding company for WaterStone Bank. WaterStone Bank was established in 1921 and offers a full suite of personal and business banking products. The Bank has branches in Wauwatosa/State St, Brookfield, Fox Point/North Shore, Franklin/Hales Corners, Germantown/Menomonee Falls, Greenfield/Loomis Rd, Milwaukee/Oklahoma Ave, Oak Creek/27th St, Oak Creek/Howell Ave, Oconomowoc/Lake Country, Pewaukee, Waukesha, West Allis/Greenfield Ave, and West Allis/National Ave, Wisconsin. WaterStone Bank is the parent company to Waterstone Mortgage, which has the ability to lend in 48 states. For more information about WaterStone Bank, go to http://www.wsbonline.com.

# # #